NETWORK IMAGING CORPORATION
Network Imaging Corporation, 500 Huntmar Park Drive, Herndon, Virginia 20710

                       TERMINATION OF CONSULTING AGREEMENT

This Termination of Consulting Agreement ("Agreement") is entered into by Net-work Imaging Corporation ("Network Imaging"), Mann Enterprises, Inc. ("ME") and John B. Mann. ("Mr. Mann"). The parties entered into a Consulting Agreement on March 30, 1994 (the "Consulting Agreement") and have now agreed to terminate the consulting relationship as of October 1, 1997 ("Termination Date"). The parties agree to set forth the terms and conditions upon which the employment relationship is to be concluded. ME and Mr. Mann agree that they have received valuable and sufficient consideration for entering into this Agreement. The parties agree to the following terms:

1. Termination Date. ME's termination will be effective as of the Termination Date.

2. Severance Pay. Network Imaging agrees to pay ME or its successor $30,000 on October 1, 1997. In addition, Network Imaging shall pay gross severance pay at the rate of $5,000 per month, beginning on October 1, 1997 and terminating on September 1, 1998. Additionally, Network Imaging agrees to grant to ME a warrant to purchase 66,667 shares of Network Imaging Common Stock at an exercise price of $1.50 per share (the "Warrants"). The Warrants shall be for a term of five (5) years, and the underlying shares shall have piggyback registration rights commencing one year after the date of execution of this Agreement.

3. Repricing of Stock Options. As further consideration to execute this Agreement, Network Imaging agrees to effect the repricing of Mr. Mann's existing stock options. Mr. Mann currently holds 560,340 options to purchase Network Imaging Common Stock, and the exercise prices of those options range from $2.60 to $6.82 (the "Pre-existing Options"). The Pre-existing options shall be converted, using the Black-Scholes model, into 321,170 options to purchase shares of Network Imaging Common Stock at an exercise price of $1.50 per share, the market price of the Common Stock on September 17, 1997 (the "Post-effective Options"). The Post-effective Options shall be subject to the vesting schedule of the stock option plan, and further, notwithstanding the current exercisability of any of those options, the Post-effective Options shall not be exercisable for a period of twelve (12) months from the date of execution of this Agreement. This
     Section 3 shall be ratified by Network Imaging's Board of Directors.

4. Agreement to Serve as Assistant Secretary. Mr. Mann agrees to be employed by Network Imaging as an Assistant Secretary, such employment to be at an annual salary equal to the net amount sufficient to pay Mr. Mann's annual health and dental insurance premiums and to continue through December 31, 2003. Mr. Mann shall receive all health and insurance benefits afforded to Network Imaging employees while employed as an assistant secretary.

5. Survival of Certain Provisions of the Consulting Agreement. The parties herein agree that Sections 9 and 10 shall survive for a period of twelve
    (12) months from the date of execution of this Agreement.

6. Acknowledgment of Understanding. YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT AND THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

This Agreement is agreed to and accepted by:
         JOHN B. MANN and
         MANN ENTERPRISES, INC.:             NETWORK IMAGING CORPORATION:

         By:________________________         By:___________________________
                   Signature                          Signature
         Print Name:                         Print Name:
         Date:                               Title:
                                             Date: